UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

WINN-DIXIE STORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1 - 3657	59-0514290
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

5050 Edgewood Court Jacksonville, Florida		32254-3699
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (904) 783-5000

Unchanged

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 10, 2004, Winn-Dixie Stores, Inc. (the “Company”) announced that it had entered into an Employment Agreement (the “Agreement”) effective December 9, 2004 (the “Effective Date”) with Peter L. Lynch, pursuant to which Mr. Lynch will serve as the Company’s President and Chief Executive Officer. Mr. Lynch also was appointed as a Class II member of the Company’s Board of Directors.

The Agreement has a term of three years. If Mr. Lynch remains employed by the Company after expiration of this term, his employment will be at-will. Under the Agreement, Mr. Lynch ‘s annual base salary is $900,000 and he will be eligible to receive a bonus upon the achievement of certain performance objectives equal to 100% of Mr. Lynch’s annual base salary.

The Agreement provides that Mr. Lynch will receive a stock option to purchase an aggregate of 500,000 shares of common stock of the Company, with an exercise price equal to the closing price of the common stock of the Company on the New York Stock Exchange on the Effective Dave (the “Initial Stock Option”). The Initial Stock Option vests in equal annual installments on the first five anniversaries of the Effective Date, subject to Mr. Lynch ‘s continued employment with the Company on each vesting date. On July 1, 2005, if Mr. Lynch is employed by the Company, he will be awarded an additional stock option to purchase an aggregate of 500,000 shares of common stock of the Company, with an exercise price equal to the closing price of the common stock of the Company on the New York Stock Exchange on the Effective Date (the “Additional Stock Option” and, together with the Initial Stock Option, the “Stock Options”). The Additional Stock Option vests in equal annual installments on the first five anniversaries of the date of grant, subject to Mr. Lynch ‘s continued employment with the Company on each vesting date. Notwithstanding the forgoing, the Stock Options will vest in full upon a change of control. After the grant of the Additional Stock Option, Mr. Lynch also will be eligible to participate in the Company’s performance-based long-term incentive programs applicable to senior executives.

The Agreement also provides that on the Effective Date, Mr. Lynch will be granted 3,000,000 restricted stock units payable only in shares of the Company’s common stock (the “RSUs”). The RSUs will vest and become non-forfeitable as follows: (i) 2,000,000 shares on the fifth anniversary of the Effective Date, and (ii) 1,000,000 shares in equal installments on the first five anniversaries of the Effective Date, subject, in each case to Mr. Lynch ‘s continued employment with the Company through each such date. Notwithstanding the preceding sentence, all RSUs will vest in full upon a change in control.

During the term of the Agreement, Mr. Lynch also will be entitled to participate in all pension and welfare benefits provided to senior executives of the Company generally from time to time, as well as medical, dental, life insurance and disability benefits.

Pursuant to the Agreement, if the Company terminates the employment of Mr. Lynch involuntarily without cause or he voluntarily terminates his employment with good reason (as defined in the Agreement), then, subject to Mr. Lynch’s execution of a release of claims, he shall be entitled to receive the following: (i) base salary accrued through the termination date, plus the amount of any accrued and vested bonus, incentive compensation or other compensation and benefits as of the date of termination, plus any vacation pay, expense reimbursements and other cash entitlements accrued as of the termination date, (ii) to the extent not previously paid, any unpaid bonus earned for the previous fiscal year, (iii) a prorated bonus for the year in which the termination occurs, (iv) an amount equal to two times the sum of Mr. Lynch’s base salary plus his target bonus amount for the year in which the termination occurs, payable in cash in equal installments over twenty-four (24) months, (v) continuation of medical benefits for twenty-four (24) months, and (vi) prorated vesting of the Stock Options and RSUs.

In the event that Mr. Lynch is involuntarily terminated without cause he voluntarily terminates his employment with good reason on or before the second anniversary of a change in control, then, subject to Mr. Lynch’s execution of a release of claims, he shall be entitled to receive the following: (i) base salary accrued through the termination date, plus the amount of any accrued and vested bonus, incentive compensation or other compensation and benefits as of the date of termination, plus any vacation pay, expense reimbursements and other cash entitlements accrued as of the termination date, (ii) to the extent not previously paid, any unpaid bonus earned for the previous fiscal year, (iii) a prorated bonus for the year in which the termination occurs, (iv) an amount equal to three times the sum of Mr. Lynch’s base salary plus his target bonus amount for the year in which the termination occurs, payable in cash within seven days following effectiveness of Mr. Lynch’s release of claims, and (v) continuation of medical coverage for thirty-six (36) months.

Pursuant to the Agreement, Mr. Lynch will also receive additional payments equal to any excise tax and related income and employment tax incurred as a result of any payments made by the Company in connection with a change in control that would not have been imposed absent such payments sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.

The Agreement also provides that Mr. Lynch may not disclose any confidential information he obtains while performing services for the Company, except as may be required to fulfill his duties under the Agreement or as required by law. During his employment with the Company and for twenty-four (24) months following termination for any reason, Mr. Lynch is prohibited from soliciting customers and employees of or competing with the Company.

A copy of the Company’s press releases relating to the hiring of Mr. Lynch and the inducement grant of the RSUs are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Effective December 9, 2004, Frank Lazaran was terminated without cause from the positions of President and Chief Executive Officer of the Company.

The Employment Agreement, as amended, with Mr. Lazaran (the “Employment Agreement”) provides that upon termination without cause, (i) Mr. Lazaran is entitled to severance payments equal to three times the sum of his base salary plus his target bonus, totaling approximately $4.5 million, and (ii) all of Mr. Lazaran’s 270,589 shares of restricted stock, $2.4 million in contingent cash payments, and stock options to purchase 637,921 shares of the Company’s common stock immediately vest. Mr. Lazaran also is entitled to continued medical benefits for thirty-six (36) months. “Cause” is defined in the Employment Agreement as gross misconduct in the performance of duties or conviction of any felony involving moral turpitude.

The Employment Agreement also provides that Mr. Lazaran may not disclose any confidential information he obtained while performing services for the Company, except as may be required by law. For thirty-six (36) months following termination of his employment by the Company, Mr. Lazaran is prohibited from soliciting customers and employees of or competing with the Company.

The Employment Agreement is included as Exhibit 10.2 hereof and incorporated herein by reference.

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) As applicable, the information provided in Item 1.02 hereof regarding the Company’s severance payment arrangements with Mr. Lazaran is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Departure of President and Chief Executive Officer and Director

Effective December 9, 2004, Frank Lazaran ceased to serve as President and Chief Executive Officer of the Company. Mr. Lazaran also resigned from service as a Class II director of the Company.

(c) Appointment of President and Chief Executive Officer

On December 10, 2004, the Company announced that it has hired Peter L. Lynch, to serve as the Company’s President and Chief Executive officer, effective December 9, 2004.

Mr. Lynch, 53, most recently served as President and Chief Operating Officer of Albertsons Inc. from March 2003 to June 2003. Prior thereto, he served as Executive Vice President, Operations of Albertsons from June 1999 to March 2000. Mr. Lynch was the President of ACME, a division of Albertsons, from July 1998 to June 1999 and was Senior Vice President, Store Operations of Jewel/Osco, a food/drug store chain, from January 1997 to June 1998. Before joining Jewel/Osco, he was the President of the Star Markets Company, Inc., where he began his career and held several leadership roles including Vice President & General Manager, Senior Vice President of Operations and Vice President of Human Resources.

The material terms of the Company’s employment agreement with Mr. Lynch are described in Item 1.01 hereof and are incorporated herein by reference.

(d) Appointment of Director

Effective December 9, 2004, Peter L. Lynch, the Company’s newly hired President and Chief Executive Officer was also appointed to serve as a Class II member of the Board of Directors.

Item 9.01(c). Exhibits

Exhibit 10.2	Employment Agreement, as amended, between the Company and Frank Lazaran (Incorporated herein by reference to Exhibits 10.0.02 and 10.0.10 to the Company’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2003 and 2004, respectively (File No. 001-03657)).

Exhibit 99.1	Press Release dated December 10, 2004.

Exhibit 99.2	Press Release dated December 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINN-DIXIE STORES, INC.

Date: December 14, 2004	By:	/s/ BENNETT L. NUSSBAUM
Bennett L. Nussbaum
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
10.2	Employment Agreement, as amended, between the Company and Frank Lazaran (Incorporated herein by reference to Exhibits 10.0.02 and 10.0.10 to the Company’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2003 and 2004, respectively (File No. 001-03657).

99.1	Press Release dated December 10, 2004.

99.2	Press Release dated December 10, 2004.